SUMMARY:  Wedgestone Financial
                                                            WEDGESTONE FINANCIAL
                                                  ANNOUNCES LOSS ON GENESIS LOAN
                                                        AND DEFERRED TAX BENEFIT

CONTACT:  JEFFREY GOLDSTEIN
Wedgestone Financial
(212) 980-3883

           FOR RELEASE AT 5:00 PM E.S.T. ON MONDAY, DECEMBER 11, 1995
           ----------------------------------------------------------

         December 11, 1995, Irwindale, California - Wedgestone Financial (OTC-WDGF) today announced that it will incur a loss on a loan to Genesis Plastics, Inc. Wedgestone had made the loan to Genesis, an unrelated plastics recycler, in 1992. Genesis, had previously filed for protection under Chapter XI of the United States Bankruptcy Code on August 24, 1994 and had been unsuccessful in its efforts to secure a buyer for its Charleroi, Pennsylvania recycling facility. Wedgestone held a senior security interest in the inventory, receivables and certain equipment of Genesis. On November 29, 1995, in accordance with its rights under the loan agreement with Genesis, Wedgestone consented to the liquidation of the Genesis' inventory and equipment through a public auction. As a result of this action, Wedgestone will record a one time loss of approximately $700,000 in December 1995.
         In an unrelated matter, Wedgestone also announced today that it will record a substantial deferred tax benefit in December 1995. This benefit derives from the continued favorable sales and earnings performance of the Company's Automotive Products business segment and management's estimate of the Company's future ability to utilize its net operating loss carryforward for federal income taxes over the next three years.. The Company stated that, when taken together, the sum of these two events will not have an adverse effect on 1995 earnings.
         Wedgestone is primarily engaged in the business of manufacturing automotive parts for the light duty truck aftermarket. It manufactures its products in Irwindale, California; St. James, Minnesota and Pelham, Georgia. The Company distributes its products through its national distribution system under the trade names Fey, Tuff Bar, Hercules and Westin and continues to actively seek acquisitions to augment its internal growth.